Exhibit 4.11

DAYTON SUPERIOR CORPORATION

TREVECCA HOLDINGS, INC.

(“PLEDGORS”)

AND

THE BANK OF NEW YORK,

AS COLLATERAL AGENT AND TRUSTEE

SECOND AMENDED AND RESTATED
PLEDGE AGREEMENT

CONTENTS

Clause

1.	Definitions

	1.1	Definition of Terms Used Herein Generally

	1.2	Rules of Interpretation

2.	Pledge

	2.1	Grant of Security Interest

	2.2	Description of Pledged Collateral

	2.3	Delivery of Certificates, Instruments, Etc.

	2.4	Registration

	2.5	Authorization to File Financing Statements

3.	Representations and Warranties of Pledgor

	3.1	Pledgor’s Legal Status

	3.2	Pledgor’s Legal Name

	3.3	Pledgor’s Locations

	3.4	Authority; Binding Obligation; No Conflict

	3.5	Title to Collateral

	3.6	Pledged Collateral

	3.7	Percentage Ownership

	3.8	All of Pledgor’s Interests

	3.9	Due Authorization, Etc., of Stock; Not Margin Stock

	3.10	Required Consents

	3.11	Nature of Security Interest

	3.12	Partnership Interests

	3.13	Limited Liability Company Interests

4.	Covenants of Pledgor

	4.1	Pledgor’s Legal Status

	4.2	Pledgor’s Name

	4.3	Pledgor’s Organizational Number

	4.4	Locations

	4.5	Title to Collateral

	4.6	Taxes

	4.7	Further Assurances

5.	Voting Rights and Certain Payments Prior to Event of Default

	5.1	Voting Rights and Ordinary Payments Prior to an Event of Default

i

	5.2	Extraordinary Payments and Distributions

	5.3	Voting Rights and Ordinary Payments After an Event of Default

6.	All Payments in Trust

7.	Expenses

8.	Remedies

	8.1	Disposition Upon Default and Related Provisions

	8.2	Collateral Agent Appointed Attorney-in-Fact

	8.3	Collateral Agent’s Duties of Reasonable Care

	8.4	Indemnification

	8.5	Prior Recourse

	8.6	Collateral Agent May Perform

9.	Suretyship Waivers by Pledgor; Obligations Absolute

10.	Marshalling

11.	Proceeds of Dispositions

12.	Reinstatement

13.	Miscellaneous

	13.1	Notices

	13.2	GOVERNING LAW; CONSENT TO JURISDICTION

	13.3	WAIVER OF JURY TRIAL, ETC.

	13.4	Counterparts; Effectiveness

	13.5	Headings

	13.6	No Strict Construction

	13.7	Severability

	13.8	Survival of Agreement

	13.9	Binding Effect; Several Agreement

	13.10	No Waiver; Cumulative Remedies

	13.11	Limitation by Law

	13.12	Termination of this Agreement

	13.13	Intercreditor Agreement

	13.14	Advice of Counsel

	13.15	Collateral Agency

ii

SECOND AMENDED AND RESTATED PLEDGE AGREEMENT

This SECOND AMENDED AND RESTATED PLEDGE AGREEMENT (this “Pledge Agreement”), dated as of January 30, 2004, amends and restates that certain Amended and Restated Security Agreement, originally dated June 16, 2000 and amended and restated on June 9, 2003 (the “Existing Pledge Agreement”) and is by and among DAYTON SUPERIOR CORPORATION, a Ohio corporation, and TREVECCA HOLDINGS, INC., a Delaware corporation (each referred to herein individually as a “Pledgor” and collectively as “Pledgors”), THE BANK OF NEW YORK (the “Collateral Agent”), as successor to Deutsche Bank Trust Company Americas as Collateral Agent under the Existing Security Agreement and THE BANK OF NEW YORK (the “Trustee”), as trustee for the beneficial holders (the “Noteholders”) under that certain Indenture, dated as of June 9, 2003, by and among Borrower, the Obligors parties thereto as Guarantors and The Bank Of New York, governing the rights and duties of Borrower under 10 ¾% Senior Second Secured Notes due 2008 in the initial aggregate principal amount of $165,000,000 (the “Indenture”).

WHEREAS:

A.                                   The Existing Pledge Agreement provides for an assignment, pledge and grant of a security interest in certain collateral in favor of Deutsche Bank Trust Company Americas, as collateral agent for the benefit of the Noteholders (as that term is defined therein), the Trustee and for the benefit of the Lender Creditors, the Other Creditors and Additional First Lien Creditors (as each term is defined therein) and Deutsche Bank Trust Company Americas, as administrative agent;

B.                                     In connection with the repayment of that certain Credit Agreement (the “DB Credit Agreement”), dated as of June 16, 2000, among Company, the Guarantors, the lenders party thereto in their capacities as lenders and Deutsche Bank Trust Company Americas as administrative agent, the Company and Guarantors have entered into that certain Credit Agreement, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among Company, Guarantors General Electric Capital Corporation, in its capacity as Agent for itself and Lenders from time to time party to the Credit Agreement (the “Agent”);

C.                                     Deutsche Bank Trust Company Americas, as collateral agent under the Existing Security Agreement, has resigned pursuant to a payoff letter of even date herewith and is being replaced as collateral agent hereunder by the Collateral Agent;

D.                                    There are no Other Obligations (as defined in the Existing Security Agreement) or Additional First Lien Debt Obligations (as defined in the Existing Security Agreement) outstanding on the date hereof and the Grantors desire that First Lien Obligations (as defined in the Existing Security Agreement) no longer be secured hereby;

E.                                      The Company, Guarantors, Agent, Trustee and Collateral Agent have entered into that certain Intercreditor Agreement (the “Intercreditor Agreement”), dated as of the date hereof, to establish the priority of their security interests in Company’s and Guarantor’s assets; and

F.                                      The Trustee and Collateral Agent are, subject to the terms of the Intercreditor Agreement, required to amend and restate the Existing Pledge Agreement to provide for the subordination of their security interests to that of the Agent under that certain Security Agreement (the “Senior Security Agreement”), dated the date hereof, among Borrower, the other parties named therein as Grantors and the Agent.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions

1.1                                 Definition of Terms Used Herein Generally

All terms used herein and defined in the NYUCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the NYUCC differently than in another Article of the NYUCC, the term has the meaning specified in Article 9 of the NYUCC.

1.2                                 Rules of Interpretation

Unless otherwise defined herein, terms defined in the Indenture are used herein as therein defined, or if not therein defined, as defined in Exhibit A to this Agreement, and the rules of construction specified in Section 1.04 of the Indenture shall be applicable to this Pledge Agreement.  References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Pledge Agreement unless otherwise specifically provided.  Any of the terms defined in this Pledge Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  All references to statutes and related regulations shall include (unless otherwise specifically provided herein) any amendments of same and any successor statutes and regulations.

2.                                       Pledge

2.1                                 Grant of Security Interest

To secure the payment or performance, as the case may be, in full of the Secured Obligations, whether at stated maturity, by acceleration or otherwise, each Pledgor hereby pledges to Collateral Agent (for the benefit of Trustee and the Noteholders), and grants to Collateral Agent a Security Interest in, all right, title and interest of such Pledgor in, to and under the collateral described in Section 2.2 (collectively, the “Pledged Collateral”).

2.2                                 Description of Pledged Collateral

(a)                                  The Pledged Collateral is described as follows and on any separate schedules at any time furnished by Pledgors to Collateral Agent (which schedules are hereby deemed part of this Pledge Agreement):

(i)                                     all right, title and interest of Pledgors as holders (whether now or in the future) in (x) shares or other equity interests in any corporations, limited liability companies or limited partnerships organized under the laws of the United States (including, without limitation, those corporations and limited liability companies described on Schedule 1 hereto), or any warrants to purchase or depositary shares or other rights in respect of any such interests, and (y) all shares of stock, certificates, instruments or other documents evidencing or representing the same;

(ii)                                  all right, title and interest of Pledgors as holders (whether now or in the future) in (x) shares or other equity interests in any entity directly owned by any Pledgor that is organized under the laws of a jurisdiction outside the United States and described on Schedule 1 hereto which represent (x) 65% of the Voting Stock of such entity and (y) 100% of the Non-Voting Stock of such entity, or any warrants to purchase or depositary shares or other rights in respect of any such interests, and (y) all shares of stock, certificates, instruments or other documents evidencing or representing the same;

(iii)                               all right, title and interest of each of the Pledgors in and to all present and future payments, proceeds, dividends, distributions, instruments, compensation, property, assets, interests and rights in connection with or related to the collateral listed in clauses (i) and (ii) above, and all monies due or to become due and payable to each of the Pledgors in connection with or related to such collateral or otherwise paid, issued or distributed from time to time in respect of or in exchange therefor, and any certificate, instrument or other document evidencing or representing the same (including, without limitation, all proceeds of dissolution or liquidation); and

(iv)                              all proceeds of all of the foregoing, of every kind, and all proceeds of such proceeds.

(b)                                 The shares of stock, certificates, instruments or other documents evidencing or representing the foregoing shall be collectively referred to herein as the “Pledged Securities”.  Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to, and neither “Pledged Securities” nor “Pledged Collateral” shall include (i) any of the outstanding capital stock of a “controlled foreign corporation” (as defined in the Internal Revenue Code) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote or (ii) the Excluded Collateral.

2.3                                 Delivery of Certificates, Instruments, Etc.

(a)                                  Subject to the terms of the Intercreditor Agreement, each Pledgor shall deliver to Collateral Agent:

(i)                                     following the Discharge of Senior Lender Claims, all original shares of stock, certificates, instruments and other documents evidencing or representing the Pledged Collateral owned by such Pledgor as of the date hereof concurrently with the execution and delivery of this Pledge Agreement (and prior to a Discharge of Senior Lender Claims all such property shall be delivered to the Agent in accordance with the Intercreditor Agreement);

(ii)                                  following the Discharge of Senior Lender Claims, the original shares of stock, certificates, instruments or other documents evidencing or representing all Pledged Collateral (other than Pledged Collateral that this Pledge Agreement specifically permits Pledgors to retain) within ten (10) days after such Pledgor’s receipt thereof (and prior to a Discharge of Senior Lender Claims all such property shall be delivered to the Agent in accordance with the Intercreditor Agreement);

(iii)                               for each uncertificated security existing on the date hereof and included in the Pledged Collateral, an agreement in form and substance reasonably satisfactory to Collateral Agent (a “Control Letter”) of the issuer thereof in which the issuer agrees, among other things, that, following the Discharge of Senior Lender Claims, it will comply with instructions originated by Collateral Agent with respect to the uncertificated securities (unless a Control Letter is not required to perfect a security interest or ensure priority of a security interest in such uncertificated security in the jurisdiction governing perfection thereof); and

(iv)                              for each uncertificated security created after the date hereof and included in the Pledged Collateral, within 10 days following the issuance thereof, a Control Letter (unless a Control Letter is not required to perfect a security interest or ensure priority of a security interest in such uncertificated security in the jurisdiction governing perfection thereof).

(b)                                 All Pledged Securities that are certificated securities shall be in bearer form or, if in registered form, following the Discharge of Senior Lender Claims, shall be issued in the name of Collateral Agent or endorsed to Collateral Agent or in blank.

2.4                                 Registration

At any time and from time to time following the Discharge of Senior Lender Claims, Collateral Agent may (with written notice to the Pledgors of such Pledged Securities promptly following such transfer or registration) cause all or any of the Pledged Securities to be transferred to or registered in its name or the name of its nominee or nominees.

2.5                                 Authorization to File Financing Statements

Each Pledgor hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any jurisdiction in which the UCC has been adopted any initial financing statements and amendments thereto that (a) describe the Pledged Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor.  Each Pledgor agrees to furnish any such information to Collateral Agent promptly upon reasonable request.  Each Pledgor also ratifies its authorization for Collateral Agent to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

3.                                       Representations and Warranties of Pledgor

Each Pledgor hereby represents and warrants to Trustee that:

3.1                                 Pledgor’s Legal Status

(a) Such Pledgor is an organization, as set forth in Schedule 1 hereto; (b) such organization is of the type, and is organized in the jurisdiction, set forth in Schedule 1 hereto; and (c) Schedule 1 hereto sets forth such Pledgor’s organizational identification number (if any).

3.2                                 Pledgor’s Legal Name

Such Pledgor’s name as set forth in its organizational documents is that set forth in Schedule 1 hereto and on the signature page hereof.

3.3                                 Pledgor’s Locations

Schedule 1 hereto sets forth such Pledgor’s place of business.

3.4                                 Authority; Binding Obligation; No Conflict

Such Pledgor has full power and authority to execute, deliver and perform its obligations in accordance with the terms of this Pledge Agreement and to grant to Collateral Agent the Security Interests in the Pledged Collateral pursuant hereto, without the consent or approval of any other person or entity other than any consent or approval which has been obtained and is in full force and effect. The granting to Collateral Agent of the Security Interest in the Pledged Collateral hereunder, the execution by Pledgor of this Pledge Agreement and the performance by such Pledgor of its obligations hereunder do not and will not result in the existence or imposition of any Lien nor obligate such Pledgor to create any Lien other than such Security Interests and the First Priority Lien in favor of any person or entity over all or any of its assets.

3.5                                 Title to Collateral

The Pledged Collateral is owned by such Pledgor free and clear of any Lien, except for Permitted Liens.  Such Pledgor has not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Pledged Collateral or (b) any assignment in which such Pledgor assigns any Pledged Collateral or any security agreement or similar instrument covering any Pledged Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

3.6                                 Pledged Collateral

Set forth on Schedule 1 hereto is a complete and accurate list and description of all the Pledged Collateral of such Pledgor as of the date hereof.

3.7                                 Percentage Ownership

The Pledged Securities of each issuer specifically identified on Schedule 1 hereto constitute, and until this Pledge Agreement terminates shall, except as permitted by the Indenture, continue to constitute, the percentage of the outstanding equity of each such issuer as indicated on Schedule 1 hereto.

3.8                                 All of Pledgor’s Interests

As of the date hereof, the Pledged Collateral set forth on Schedule 1 hereto constitutes all of the equity interests of such Pledgor in any corporations (including, without limitation, each of the corporate entities constituting a Subsidiary of such Pledgor), limited liability companies, partnerships and other entities.

3.9                                 Due Authorization, Etc., of Stock; Not Margin Stock

The Pledged Securities listed on Schedule 1 hereto have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any options to purchase or similar rights of any person, and none of the Pledged Securities constitutes Margin Stock, as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

3.10                           Required Consents

Except as may be required in connection with any disposition of any portion of the Pledged Securities by laws affecting the offering and sale of securities generally and except as permitted by and in accordance with the Indenture (which consents have been obtained), no consent of any person (including, without limitation, partners, members, shareholders or creditors of Pledgor or of any subsidiary of Pledgors or of any issuer of Pledged Securities) and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental instrumentality is required in connection with (i) the execution, delivery, performance, validity or enforceability of this Pledge Agreement by such Pledgor, (ii) the perfection or maintenance of the Security Interest created hereby (including the first priority nature of such Security Interest), or (iii) the exercise by Collateral Agent of the rights provided for in this Pledge Agreement.

3.11                           Nature of Security Interest

Upon the delivery of the Pledged Securities or, in the case of uncertificated securities included as Pledged Securities, a Control Letter signed by the issuer thereof, to Collateral Agent, the pledge of the Pledged Collateral pursuant to this Pledge Agreement will create a valid and perfected Security Interest in the Pledged Collateral, securing the prompt and complete payment, performance and observance of the Secured Obligations.

3.12                           Partnership Interests

With respect to the grants of security interests in general partner interests in limited partnerships contained herein (if any), and limited partner interests in limited partnerships contained herein (if any), each such partnership interest is a security under Article 8 of the UCC as in effect in the jurisdiction of organization of such limited partnership and neither such grant nor the exercise by Collateral Agent of any right or remedy contained herein violates any provision of the limited partnership agreement of such limited partnership and each general partner and limited partner party thereto consents to such grants and to the exercise, during the continuation of an Event of Default, of all rights and remedies granted to Collateral Agent herein and the exercise by Collateral Agent or any nominee thereof of all powers of the general partner granting such general partnership interest, and of the limited partner granting such limited partnership interest, and to the admission of Collateral Agent or its nominee or transferee (at the election of Collateral Agent or such nominee or transferee) upon foreclosure of any such general partner interest or limited partner interest of such partnership.  Pledgors shall not amend or permit to be amended the limited partnership agreement of any issuer of Pledged Collateral that is a limited partnership other than as permitted by the Indenture, and Pledgors shall not permit any such limited partnership agreement to terminate and Pledgors shall perform, observe and enforce all terms and provisions of each such limited partnership agreement.

3.13                           Limited Liability Company Interests

With respect to the grants of security interests in any membership interest in any limited liability company contained herein (if any), each such membership interest is a security under Article 8 of the UCC as in effect in the jurisdiction of organization of such limited liability company and neither such grant nor the exercise by Collateral Agent of any right or remedy contained herein violates any provision of the limited liability company or operating agreement of such limited liability company and Pledgors or any sole member thereof consents to such grants and to the exercise, during the continuation of an Event of Default, of all rights and remedies granted to

Collateral Agent herein and the exercise by Collateral Agent or any nominee thereof of all powers of the sole member granting such security interest, and to the admission of Collateral Agent or its nominee or transferee (at the election of Collateral Agent or such nominee or transferee) as a member of such limited liability company upon foreclosure of any such interest.  No Pledgor shall amend or permit to be amended the limited liability company or operating agreement of any issuer of Pledged Collateral that is a limited liability company other than as permitted by the Indenture, and no Pledgor shall permit any such limited liability or company agreement to terminate and Pledgors shall, and shall cause its Subsidiaries to, perform, observe and enforce all terms and provisions of each such limited liability or company agreement.

4.                                       Covenants of Pledgor

4.1                                 Pledgor’s Legal Status

Without the prior written consent of the Collateral Agent, except as permitted by the Indenture, no Pledgor shall change its type of organization, jurisdiction of organization or other legal structure. No Pledgor shall enter into, or consent to the entering into of, any amendment of any limited partnership agreement or limited liability operating agreement of any issuer of any Pledged Securities that could reasonably be expected to have an adverse effect on the Security Interest therein or the rights and remedies of Collateral Agent hereunder.  Each Pledgor, as a limited partner, general partner, member, manager or managing member of any issuer of Pledged Securities hereby consents to the execution and delivery of this Pledge Agreement, the performance by the applicable Pledgor of its obligations hereunder and the exercise by Collateral Agent of its rights and remedies hereunder.  Except for the Liens granted hereunder to Collateral Agent and the First Priority Lien, no Pledgor shall suffer or permit any issuer of Pledged Securities to enter into a Control Letter in favor of any Person.

4.2                                 Pledgor’s Name

Without providing at least thirty (30) days’ prior written notice to Collateral Agent, Pledgor shall not change its name.

4.3                                 Pledgor’s Organizational Number

Without providing at least thirty (30) days’ prior written notice to Collateral Agent, no Pledgor shall change its organizational identification number, if it has one.  If any Pledgor does not have an organizational identification number and later obtains one, such Pledgor shall promptly notify Collateral Agent of such organizational identification number.

4.4                                 Locations

Without providing at least thirty (30) days’ prior written notice to Collateral Agent, no Pledgor shall change its principal residence, its place of business or (if it has more than one place of business) its chief executive office or its mailing address.

4.5                                 Title to Collateral

(a) Except for the Security Interests herein granted and Permitted Liens, each Pledgor shall be the owner of the Pledged Collateral pledged by it free from any Lien, and such Pledgor, at its sole cost and expense, shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to Collateral Agent; and (b) no Pledgor shall sell or otherwise dispose of, or pledge, mortgage or create, or suffer to exist a Lien on, the Pledged Collateral in favor of any person other than Collateral Agent except for Permitted Liens and the inclusion of “proceeds” of the Pledged Collateral under the Security Interest granted herein shall not be deemed a consent by Collateral Agent to any sale or other disposition of any Pledged Collateral.

4.6                                 Taxes

Each Pledgor shall pay promptly when due all taxes, assessments, governmental charges and levies upon the Pledged Collateral or incurred in connection with the Pledged Collateral or incurred in connection with this Pledge Agreement, provided that Pledgor may contest any such taxes in good faith so long as it maintains adequate reserves therefor.

4.7                                 Percentage Ownership

In the event the percentage of the outstanding equity of any issuer owned by a Pledgor shall no longer be that percentage specified on Schedule 1, such Pledgor shall promptly deliver to Collateral Agent and Trustee a supplemental Schedule 1 setting forth the information required pursuant thereto.

4.8                                 Further Assurances

Subject to the provisions of the Intercreditor Agreement, each Pledgor will, from time to time, at its expense, promptly execute and deliver all further instruments and documents and take all further action that may be necessary, or that Collateral Agent may reasonably request, in order to perfect and protect any Security Interest granted or purported to be granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

5.                                       Voting Rights and Certain Payments Prior to Event of Default

5.1                                 Voting Rights and Ordinary Payments Prior to an Event of Default

So long as no Event of Default shall have occurred and be continuing, each Pledgor shall be entitled:

(a)                                  to exercise, as it shall think fit, but in a manner consistent with the terms hereof, the voting and consent power and other incidental rights of ownership with respect to the Pledged Collateral of such Pledgor, and for that purpose Collateral Agent shall (if any Pledged Securities shall be registered in the name of Collateral Agent or its nominee) execute or cause to be executed from time to time, at the expense of such Pledgor, such proxies or other instruments in favor of such Pledgor or its nominee, in such form and for such purposes as shall be reasonably required by such Pledgor and shall be specified in a written request therefor, to enable it to exercise such voting power with respect to the Pledged Securities; and

(b)                                 except as otherwise provided in Sections 5.2 and 5.3 hereof, to receive and retain for its own account any and all payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights to the extent such are permitted pursuant to the terms of the Indenture, other than (i) stock or liquidating dividends or (ii) extraordinary dividends and dividends or other amounts payable under or in connection with any recapitalization, restructuring, or other non-ordinary course event (the dividends and amounts in this clause (ii) being “Extraordinary Payments”), paid, issued or distributed from time to time in respect of the Pledged Collateral pledged by such Pledgor.

5.2                                 Extraordinary Payments and Distributions

(a)                                  Following the Discharge of Senior Lender Claims, in case, upon the dissolution or liquidation (in whole or in part) of any issuer of any Pledged Collateral pledged by any Pledgor, any sum shall be paid or payable as a liquidating dividend or otherwise upon or with respect to any of the Pledged Securities pledged by Pledgor or, in the event any other Extraordinary Payment is paid or payable, then and in any such event, except as permitted by the Indenture, such sum shall be paid by Pledgor over to Collateral Agent promptly, and in any event within ten (10) days after receipt thereof, to be held by Collateral Agent as additional collateral hereunder.

(b)                                 Following the Discharge of Senior Lender Claims, in case any dividend or distribution payable in Stock shall be declared with respect to any of the Pledged Collateral pledged by any Pledgor, or any shares of Stock or fractions thereof shall be issued pursuant to any stock split involving any of the Pledged Collateral pledged by such Pledgor, or any distribution of capital shall be made on any of the Pledged Collateral pledged by such Pledgor, or any shares, obligations or other property shall be distributed upon or with respect to the Pledged Collateral pledged by such Pledgor, in each case pursuant to a recapitalization or reclassification of the capital of the issuer thereof, or pursuant to the dissolution, liquidation (in whole or in part), bankruptcy or reorganization of such issuer, or to the merger or consolidation of such issuer with or into another corporation, then except as permitted by the Indenture, the shares, partnership interests, membership interests, obligations or other property so distributed shall be delivered by such Pledgor to Collateral Agent promptly, and in any event within ten (10) days after receipt thereof, to be held by Collateral Agent as additional collateral hereunder subject to the terms of this Pledge Agreement, and all of the same shall constitute Pledged Collateral for all purposes hereof.

5.3                                 Voting Rights and Ordinary Payments After an Event of Default

Upon the occurrence and during the continuance of any Event of Default, all rights of each Pledgor to exercise or refrain from exercising the voting and consent rights and other incidental rights of ownership that it would otherwise be entitled to exercise pursuant to Section 5.1(a) hereof and to receive the payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 5.1(b) hereof shall cease, and thereupon Collateral Agent, subject to the terms of the Intercreditor Agreement, shall be entitled to exercise all voting power and consent and other incidental rights of ownership with respect to the Pledged Securities and to receive and retain, as additional collateral hereunder, any and all payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights at any time declared or paid upon any of the Pledged Collateral during such an Event of Default and otherwise to act with respect to the Pledged Collateral as outright owner thereof.

6.                                       All Payments in Trust

All payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that are received by any Pledgor contrary to the provisions of Section 5 hereof shall be, subject to the terms of the Intercreditor Agreement, received and held in trust for the benefit of Collateral Agent, shall be segregated by such Pledgor from other funds of such Pledgor and shall be forthwith paid over to Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

7.                                       Expenses

Each Pledgor shall, jointly and severally, pay all reasonable expenses incurred by Collateral Agent in connection with the negotiation, execution, delivery, amendment, waiver, renegotiation, enforcement or collection of this Pledge Agreement or the exercise of remedies hereunder, including, without limitation, reasonable attorney’s fees, advertising costs, fees and expenses of advisors and investment bankers and other experts.  If any Pledgor fails promptly to pay any portion of the above expenses when due or to perform any other obligation of such Pledgor under this Pledge Agreement, Collateral Agent may, subject to the terms of the Intercreditor Agreement, pay or perform the same and charge such Pledgor for all costs and expenses incurred therefor, and such Pledgor agrees to reimburse Collateral Agent therefor on demand.  All sums so paid or incurred by Collateral Agent or Trustee for any of the foregoing, any and all other sums for which any Pledgor may become liable hereunder and all such costs and expenses incurred by Collateral Agent in enforcing or protecting the security interests created under this Pledge Agreement (the “Security Interests”) or any of its rights or remedies under this Pledge Agreement shall be payable by such Pledgor on demand, shall constitute Secured Obligations and shall bear interest at the same rate of interest applicable to the Notes at such time.

8.                                       Remedies

8.1                                 Disposition Upon Default and Related Provisions

(a)                                  Upon the occurrence and during the continuance of any Event of Default, Collateral Agent or its nominee may, subject to the terms of the Intercreditor Agreement, exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all rights of voting, consent, exercise, conversion and other incidental rights of ownership with respect to the Pledged Collateral, including, without limitation, all rights and powers of any Pledgor as limited or general partner of any partnership and as sole member or managing member of any limited liability company, in each case, that is an issuer of Pledged Securities pledged by such Pledgor, and all of the rights and remedies of a secured party on default under the NYUCC at that time (whether or not applicable to the affected Pledged Collateral) and may also, without obligation to resort to other security, at any time and from time to time sell, resell, assign and deliver, in its sole discretion, all or any of the Pledged Collateral, in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and right of redemption thereof, on any securities exchange on which any Pledged Collateral may be listed, or at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Collateral Agent may grant options.

(b)                                 If any of the Pledged Collateral is sold by Collateral Agent upon credit or for future delivery, Collateral Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Collateral Agent may resell such Pledged Collateral.  In no event shall any Pledgor be credited with any part of the proceeds of sale of any Pledged Collateral until cash payment therefor has actually been received by Collateral Agent.

(c)                                  Collateral Agent may purchase any Pledged Collateral at any public sale and, if any Pledged Collateral is of a type customarily sold in a recognized market or is of the type that is the subject of widely distributed standard price quotations, Collateral Agent may purchase such Pledged Collateral at private sale, and in each case may make payment therefor by any means, including, without limitation, by release or discharge of Secured Obligations in lieu of cash payment.

(d)                                 Each Pledgor recognizes that Collateral Agent may be unable to effect a public sale of all or part of the Pledged Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), or in applicable Blue Sky or other state securities laws, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor agrees that any such Pledged Collateral sold at any such private sale may be sold at a price and upon other terms less favorable to the seller than if sold at public sale.  Each Pledgor agrees that any such private sale shall be a commercially reasonable manner in which to dispose of all or any part of the Pledged Collateral.  Collateral Agent shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities, even if such issuer would agree, to register such securities for public sale under the Securities Act.

(e)                                  No demand, advertisement or notice, all of which are hereby expressly waived, shall be required in connection with any sale or other disposition of any part of the Pledged Collateral that threatens to decline speedily in value or that is of a type customarily sold on a recognized market; otherwise Collateral Agent shall give the applicable Pledgor at least ten (10) days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice each Pledgor agrees is commercially reasonable.

(f)                                    Collateral Agent shall not be obligated to make any sale of Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given.  Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(g)                                 The remedies provided herein in favor of Collateral Agent shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of Collateral Agent existing at law or in equity, subject in all respects to the terms of the Intercreditor Agreement.

(h)                                 To the extent that applicable law imposes duties on Collateral Agent to exercise remedies in a commercially reasonable manner, each Pledgor acknowledges and agrees that it is commercially reasonable for Collateral Agent (i) to advertise dispositions of Pledged Collateral through publications or media of general circulation; (ii) to contact other persons, whether or not in the same business as such Pledgor, for expressions of interest in acquiring all or any portion of the Pledged Collateral; (iii) to hire one or more professional auctioneers to assist in the disposition of Pledged Collateral; (iv) to dispose of Pledged Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Pledged Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; (v) to disclaim disposition warranties, or (vi) to the extent deemed appropriate by Collateral Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist Collateral Agent in the disposition of any of the Pledged Collateral.  Each Pledgor acknowledges that the purpose of this clause (h) is to provide non-exhaustive indications of what actions or omissions by Collateral Agent would be commercially reasonable in Collateral Agent’s exercise of remedies against the Pledged Collateral and that other actions or omissions by Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this clause (h).  Without limiting the foregoing, nothing contained in this clause (h) shall be construed to grant any rights to any Pledgor or to impose any duties on Collateral Agent that would not have been granted or imposed by this Pledge Agreement or by applicable law in the absence of this clause (h).

(i)                                     It is expressly agreed by each Pledgor that, anything herein or in any other Security Document to the contrary notwithstanding, each Pledgor shall remain liable under each of its respective Contractual Obligations, including the partnership agreement or operating agreement of any issuer of Pledged Securities, to observe and perform all the conditions and obligations to be observed and performed by it thereunder.  Neither Collateral Agent nor any nominee thereof shall have any obligation or liability under any Contractual Obligation by reason of or arising out of this Pledge Agreement, the Indenture or any other Security Document or the granting herein of a Lien thereon or the receipt by Collateral Agent or any nominee thereof of any payment relating to any Contractual Obligation pursuant hereto, nor any exercise by Collateral Agent or any nominee thereof of any rights of any Pledgor.  Neither Collateral Agent nor any nominee thereof shall be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or pursuant to any Contractual Obligation, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contractual Obligation, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

8.2                                 Collateral Agent Appointed Attorney-in-Fact

(a)                                  To effectuate the terms and provisions hereof, each Pledgor hereby appoints Collateral Agent as such Pledgor’s attorney-in-fact for the purpose, from and after the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Pledge Agreement and taking any action and executing any instrument that Collateral Agent from time to time in Collateral Agent’s reasonable discretion may deem necessary or advisable to accomplish the purposes of this Pledge Agreement.  Without limiting the generality of the foregoing, Collateral Agent shall, from and after the occurrence and during the continuance of an Event of Default, have the right and power to, subject to the terms of the Intercreditor Agreement:

(i)                                     receive, endorse and collect all checks and other orders for the payment of money made payable to such Pledgor representing any interest or dividend or other distribution or amount payable in respect of the Pledged Collateral or any part thereof and to give full discharge for the same;

(ii)                                  execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral;

(iii)                               exercise all rights of such Pledgor as owner of the Pledged Collateral including, without limitation, the right to sign any and all amendments, instruments, certificates, proxies, and other writings necessary or advisable to exercise all rights and privileges of (or on behalf of) the owner of the Pledged Collateral, including, without limitation, all voting, consent and other incidental rights of ownership rights with respect to the Pledged Securities;

(iv)                              ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(v)                                 file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Collateral Agent with respect to any of the Pledged Collateral; and

(vi)                              generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and to do, at Collateral Agent’s option and such Pledgor’s expense, at any time or from time to time, all acts and things that Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Pledged Collateral.

(b)                                 Each Pledgor hereby ratifies and approves all acts of Collateral Agent made or taken pursuant to this Section 8.2 (provided, that no Pledgor by virtue of such ratification, releases any claim that Pledgor may otherwise have against Collateral Agent for any such acts made or taken by Collateral Agent through gross negligence or willful misconduct).  Neither Collateral Agent nor any person designated by Collateral Agent shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except such as may result from Collateral Agent’s gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable so long as this Pledge Agreement shall remain in force.

8.3                                 Collateral Agent’s Duties of Reasonable Care

(a)                                  Collateral Agent shall have the duty to exercise reasonable care in the custody and preservation of any Pledged Collateral in its possession, which duty shall be fully satisfied if such Pledged Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property and, with respect to any calls, conversions, exchanges, redemptions, offers, tenders or similar matters relating to any such Pledged Collateral (herein called “events”),

(i)                                     Collateral Agent exercises reasonable care to ascertain the occurrence and to give reasonable notice to Pledgors of any events applicable to any Pledged Securities that are registered and held in the name of Collateral Agent or its nominee,

(ii)                                  Collateral Agent gives the applicable Pledgor reasonable notice of the occurrence of any events of which Collateral Agent has received actual knowledge, which events are applicable to any securities that are in bearer form or are not registered and held in the name of Collateral Agent or its nominee (each Pledgor agreeing to give Collateral Agent reasonable notice of the occurrence of any events of which such Pledgor has knowledge, which events are applicable to any securities in the possession of Collateral Agent), and

(iii)                               Collateral Agent endeavors to take such action with respect to any of the events as any Pledgor may reasonably and specifically request in writing in sufficient time for such action to be evaluated and taken or, if Collateral Agent reasonably believes that the action requested would adversely affect the value of the Pledged Collateral as collateral or the collection of the Secured Obligations, or would otherwise prejudice the interests of Collateral Agent, Collateral Agent gives reasonable notice to Pledgor that any such requested action will not be taken and, if Collateral Agent makes such determination or if such Pledgor fails to make such timely request, Collateral Agent takes such other action as it deems advisable in the circumstances.

(iv)                              Except as hereinabove specifically set forth, Collateral Agent shall have no further obligation to ascertain the occurrence of, or to notify any Pledgor with respect to, any events and shall not be deemed to assume any such further obligation as a result of the establishment by Collateral Agent of any internal procedures with respect to any securities in its possession, nor shall Collateral Agent be deemed to assume any other responsibility for, or obligation or duty with respect to, any Pledged Collateral or its use of any nature or kind, or any matter or proceedings arising out of or relating thereto, including, without limitation, any obligation or duty to take any action to collect, preserve or protect its or Pledgor’s rights in the Pledged Collateral or against any prior parties thereto, but the same shall be at each Pledgor’s sole risk and responsibility at all times.

(v)                                 Upon the occurrence and during the continuance of an Event of Default, each Pledgor waives any restriction or obligation imposed on Collateral Agent under Sections 9-207(c)(1) and 9-207(c)(2) of the NYUCC.

8.4                                 Indemnification

Each Pledgor hereby indemnifies and holds harmless Collateral Agent, Trustee, each Noteholder and their respective officers, shareholders, directors, employees and agents (each, an “Indemnified Party”) from any claims, causes of action and demands at any time arising out of or with respect to this Pledge Agreement, the Secured Obligations, the Pledged Collateral and its use and/or any actions taken or omitted to be taken by such Indemnified Party with respect thereto (except such claims, causes of action and demands arising from the bad faith, gross negligence or willful misconduct of such Indemnified Party) and each Pledgor hereby agrees, jointly and severally, to hold each Indemnified Party harmless from and with respect to any and all such claims, causes of action and demands (except such claims, causes of action and demands arising from the gross negligence or willful misconduct of such Indemnified Party).

8.5                                 Prior Recourse

Collateral Agent’s prior recourse to any Pledged Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Secured Obligations.

8.6                                 Collateral Agent May Perform

If any Pledgor fails to perform any agreement contained herein, subject to the terms of the Intercreditor Agreement, Collateral Agent may perform or cause performance of such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be treated as provided in Section 7 hereof.  Collateral Agent shall use reasonable efforts to notify Pledgor of any such performance by Collateral Agent, provided that failure to do so shall not affect Collateral Agent’s rights hereunder, including rights of reimbursement relating to such performance.

9.                                       Suretyship Waivers by Pledgor; Obligations Absolute

(a)                                  Each Pledgor waives demand, notice, protest, notice of acceptance of this Pledge Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description thereof, all in such manner and at such time or times as Collateral Agent may deem advisable.  Collateral Agent shall have no duty as to the collection or protection of the Pledged Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 8.3.

(b)                                 All rights of Collateral Agent hereunder, the Security Interests and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any Security Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any Security Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from or any acceptance of partial payment thereon and or settlement, compromise or adjustment of any Secured Obligation or of any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Pledgor in respect of the Secured Obligations or this Pledge Agreement other than the defense of payment.

10.                                 Marshalling

Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to this Pledge Agreement and the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may, each Pledgor hereby agrees that it shall not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of Collateral Agent’s rights under this Pledge Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Pledgor hereby irrevocably waives the benefits of all such laws.

11.                                 Proceeds of Dispositions

Subject to the terms of the Intercreditor Agreement, after deducting all expenses payable to Collateral Agent and Trustee, including, without limitation, pursuant to Section 7, the residue of any proceeds of collection or sale of the Secured Obligations or Collateral shall, to the extent actually received in cash, be applied to the payment of the remaining Secured Obligations, proper allowance and provision being made for any Secured Obligations not then due or held as additional Collateral.  Upon the final payment and satisfaction in full of all of the Secured Obligations and the termination of all commitments under the Indenture and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the NYUCC, any excess of any Pledged Collateral of any Pledgor shall be returned to such Pledgor, and in any event each Pledgor shall remain liable for any deficiency in the payment of the Secured Obligations.  Upon the final payment and satisfaction in full of the Secured Obligations and a release of all claims against Collateral Agent, Trustee and Noteholders, and so long as no suits, actions, proceedings, or claims are pending or threatened against any Indemnified Party asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Collateral Agent shall deliver to Pledgors termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Secured Obligations.

12.                                 Reinstatement

This Pledge Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Pledgor for liquidation or reorganization, should any Pledgor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

13.                                 Miscellaneous

13.1                           Notices

Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

(a)                                  If to Pledgor:

DAYTON SUPERIOR CORPORATION

777 Washington Village Drive, Suite 130
Dayton, Ohio 45459
	Attention:	Edward Puisis
	Facsimile:	(937) 428-9115

With a copy to:

LATHAM & WATKINS LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Attn: Kirk Davenport, Esq.
Fax: (212) 751-4864

(b)	If to Trustee or Collateral Agent:

THE BANK OF NEW YORK
101 Barclay Street – 8W
New York, New York 10286
Attention: Corporate Trust Administration
Facsimile: (212) 815-5707

13.2                           GOVERNING LAW; CONSENT TO JURISDICTION

(a)                                  THIS PLEDGE AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES WHICH SHALL BE DEEMED NOT TO INCLUDE SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)                                 EACH PLEDGOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO COLLATERAL AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR THE OTHER SECURITY DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH PLEDGOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON PLEDGOR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PLEDGOR, AT THE ADDRESS SET FORTH IN THIS PLEDGE AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.  IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE

RESOLUTION PROCEEDING RELATING TO THIS PLEDGE AGREEMENT OR ANY OF THE OTHER SECURITY DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF PLEDGORS OR ANY OF ITS AFFILIATES SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF PLEDGOR FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE).  PLEDGOR AGREES THAT COLLATERAL AGENT’S OR TRUSTEE’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION.  PLEDGORS IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY COLLATERAL AGENT, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER THEIR CONTROL AND RELATING TO THE DISPUTE.

13.3                           WAIVER OF JURY TRIAL, ETC.

EACH PLEDGOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PLEDGE AGREEMENT AND THE OTHER SECURITY DOCUMENTS.  EACH PLEDGOR ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT COLLATERAL AGENT AND TRUSTEE HAVE EACH RELIED ON THE WAIVER IN ENTERING INTO THIS PLEDGE AGREEMENT AND THE OTHER SECURITY DOCUMENTS AND WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PLEDGOR WARRANTS AND REPRESENTS THAT SUCH PLEDGOR HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT SUCH PLEDGOR KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

13.4                           Counterparts; Effectiveness

This Pledge Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument.  This Pledge Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

13.5                           Headings

Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Pledge Agreement for any other purposes or be given substantive effect.

13.6                           No Strict Construction

The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.

13.7                           Severability

The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Pledge Agreement shall not affect or impair the remaining provisions in the Pledge Agreement.

13.8                           Survival of Agreement

All covenants, agreements, representations and warranties made by Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Pledge Agreement shall be considered to have been relied upon by Collateral Agent and shall survive the Indenture and the advance of all extensions of credit contemplated thereby, regardless of any investigation made by Collateral Agent, and shall continue in full force and effect until this Pledge Agreement shall terminate (or thereafter to the extent provided herein).

13.9                           Binding Effect; Several Agreement

This Pledge Agreement and all obligations of each Pledgor hereunder shall be binding upon the successors and permitted assigns of such Pledgor (including any debtor-in-possession on behalf of such Pledgor) and shall, together with the rights and remedies of Collateral Agent, for the benefit of Trustee and Noteholders, hereunder, inure to the benefit of Trustee and Noteholders, all future holders of any instrument evidencing any of the Secured Obligations and their respective successors and permitted assigns except that Pledgors may not assign any of its rights or obligations hereunder without the written consent of the Collateral Agent and the Trustee (acting in accordance with the Indenture) which assignment without such consent shall be void.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to Collateral Agent, for the benefit of Trustee and Noteholders, hereunder.

13.10                     No Waiver; Cumulative Remedies

Collateral Agent shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Collateral Agent and then only to the extent therein set forth.  A waiver by Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Collateral Agent would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising on the part of Collateral Agent, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.  None of the terms or provisions of this Pledge Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by each Pledgor, the Collateral Agent and the Trustee (acting in accordance with the Indenture).

13.11                     Limitation by Law

All rights, remedies and powers provided in this Pledge Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Pledge Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Pledge Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

13.12                     Termination of this Agreement

Subject to Section 12 hereof, this Pledge Agreement shall terminate upon payment and satisfaction in full of the Secured Obligations. Following the termination of this agreement, Collateral Agent shall, upon reasonable request, and at the sole cost and expense of Pledgors, execute such termination statements and other releases (in form and substance reasonably satisfactory to Collateral Agent) with respect to security granted hereunder, and Collateral Agent shall at such time transfer any original shares of stock, certificates, instruments and other documents evidencing or representing the Pledged Collateral delivered to the hereunder to the Pledgors, without recourse and without representation of warranty.

13.13                     Intercreditor Agreement

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, in each case in respect of any collateral constituting Noteholder Collateral (as defined in the Intercreditor Agreement) are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Pledge Agreement, the terms of the Intercreditor Agreement shall govern.  No failure to specify or preface any clause herein with the words “subject to the terms of the Intercreditor Agreement” or words of like import shall be deemed to imply that any such clause or any right or remedy of the Collateral Agent hereunder is not subject in all respects to the terms and provisions of the Intercreditor Agreement.

13.14                     Advice of Counsel

Each of the parties represents to each other party hereto that it has discussed this Pledge Agreement and, specifically, the provisions of Section 13.2 and Section 13.3, with its counsel.

13.15                     Collateral Agency

The Trustee hereby designates and appoints the Collateral Agent to act as the Collateral Agent under the Security Documents, and authorizes the Collateral Agent to take such actions on its behalf under the provisions of the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  The rights, duties and obligations of the Collateral Agent with respect to the Trustee and the Noteholders shall be identical to the rights, duties and obligations of the Trustee with respect to the Noteholders as specified in Article 7 of the Indenture (including but not limited to Section 7.07 of the Indenture), mutatis mutandis.  Notwithstanding any provision to the contrary in any Security Document, the

Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in the Security Documents, and no implied covenants, functions or responsibilities, fiduciary or otherwise, shall be read into any of the Security Documents or otherwise exist against the Collateral Agent.  Notwithstanding any provision to the contrary in any Security Document, the Collateral Agent shall not be required to exercise any discretionary rights or remedies under any of the Security Documents or give any consent under any of the Security Documents or enter into any agreement amending, modifying, supplementing or waiving any provision of any Security Document unless it shall have been directed to do so by the Trustee (with the consent of the Noteholders, to the extent required under the Indenture).

IN WITNESS WHEREOF, intending to be legally bound, each Pledgor has caused this Pledge Agreement to be duly executed as of the date first above written.

DAYTON SUPERIOR CORPORATION
as Pledgor

By:	/s/ Edward J. Puisis
	Name:	Edward J. Puisis
	Title:	Vice President and Chief Financial Officer

TREVECCA HOLDINGS, INC.
as Pledgor

By:	/s/ Edward J. Puisis
	Name:	Edward J. Puisis
	Title:	Vice President and Chief Financial Officer

THE BANK OF NEW YORK,
as Trustee

By:	/s/ Cynthia Chaney
	Name:	Cynthia Chaney
	Title:	Authorized Signatory

THE BANK OF NEW YORK,
as Collateral Agent

By:	/s/ Cynthia Chaney
	Name:	Cynthia Chaney
	Title:	Authorized Signatory

SIGNATURE PAGE TO DAYTON PLEDGE AGREEMENT

EXHIBIT A

DEFINITIONS

“Contractual Obligations” shall mean as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Letter” shall have the meaning assigned to such term in Section 2.3(a)(iii).

“Discharge of Senior Lender Claims” shall have the meaning assigned to such term in the Intercreditor Agreement.

“event” shall have the meaning assigned to such term in Section 8.3(a).

“Excluded Collateral” shall have the meaning assigned to such term in the Indenture.

“Extraordinary Payments” shall have the meaning assigned to such term in Section 5.1(b).

“Indemnified Party” shall have the meaning assigned to such term in Section 8.4.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1.

“Pledged Securities” shall have the meaning assigned to such term in Section 2.2(b).

“Non-Voting Stock” shall mean any Stock that is not Voting Stock (as that term is defined in the Indenture).

“NYUCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Secured Obligations” shall mean the Second Priority Lien Obligations and all liabilities, obligations, covenants, duties, and indebtedness owing by Pledgor to Collateral Agent under this Pledge Agreement.  The term includes, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

“Securities Act” shall have the meaning assigned to such term in Section 8.1(d).

“Security Interests” shall have the meaning assigned to such term in Section 7.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“UCC” shall mean the Uniform Commercial Code as in effect in any jurisdiction (except as otherwise contemplated in Section 3.3).  References to particular sections of Article 9 of the UCC shall be, unless otherwise indicated, references to Revised Article 9 of the UCC adopted and effective in certain jurisdictions on or after July 1, 2001.